                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)


                            iGate Capital Corporation
                            -------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                   57632N 10 5
                                   -----------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.


[_]    Rule 13d-1(b) (Qualified Investor)
[_]    Rule 13d-1(c) (Passive Investor)
[X]    Rule 13d-1(d) (Exempt Investor)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                            SCHEDULE 13G PAGE 2 OF 6
================================================================================
  CUSIP NO.  57632N 10 5

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      NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
 1    PERSONS
      Sunil Wadhwani

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    United States

--------------------------------------------------------------------------------
                          SOLE VOTING POWER                         11,273,477
                     5
     NUMBER OF

      SHARES       -------------------------------------------------------------
                               SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER                    15,301,053
                     7
    REPORTING

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                  15,301,053
--------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                Not Applicable

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                                       29.7%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12                                                                          IN

--------------------------------------------------------------------------------

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Item 1

     (a) Name of Issuer

         iGate Capital Corporation

     (b) Address of Issuer's Principal Executive Offices

         Foster Plaza 10
         680 Andersen Drive
         Pittsburgh, PA 15220

Item 2

     (a) Name of Person Filing

         Sunil Wadhwani

     (b) Address of Principal Business Office or, if none, Residence

         c/o iGate Capital Corporation
         10 Foster Plaza
         680 Andersen Drive
         Pittsburgh, PA 15220

     (c) Citizenship

         United States

     (d) Title of Class of Securities

         Common Stock, Par  Value $.01 Per Share

     (e) CUSIP Number

         57632N 10 5

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          Not Applicable

Item 4.   Ownership.

          (a)  Amount beneficially owned:

               15,301,053*

          (b)  Percent of class:

               29.7%

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          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote

                    11,273,477 shares

               (ii) Shared power to vote or to direct the vote

                    Not Applicable

              (iii) Sole power to dispose or to direct the disposition of

                    15,301,053 shares*

               (iv) Shared power to dispose or to direct the disposition of

                    Not Applicable


Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable


Item 8.   Identification and Classification of Members of the Group.

          Not Applicable


Item 9.   Notice of Dissolution of a Group

          Not Applicable


Item 10.  Certification

          Not Applicable


* See Exhibit A

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 12, 2002
                                       ----------------------------------
                                                     Date

                                        /S/ Sunil Wadhwani
                                       ----------------------------------
                                                   Signature

                                       Sunil Wadhwani
                                       ----------------------------------
                                                   Name/Title

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                                    Exhibit A
                                    ---------


* Includes 4,027,576 shares held by three family trusts as to which the reporting person is co-trustee with sole investment power and no voting power.